UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2007

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 5 and 8, 2007, Pinnacle Entertainment, Inc. filed prospectus supplements pursuant to Rules 424(b)(5) and 424(b)(2) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission in connection with the public offering of 10,000,000 of its shares of common stock, containing the following risk factors relating to our business and capital structure. The risk factors listed below are not intended to update or supersede the information in such prospectus supplements, which contain other risk factors relating to the proposed offering of common stock. Unless the context indicates otherwise, all references to “we,” “our,” “ours” and “us” refer to Pinnacle Entertainment, Inc. and its consolidated subsidiaries.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS AND OUR CAPITAL STRUCTURE

Before making any decision to invest in our securities, you should carefully consider the following factors in addition to the other information contained in our periodic reports filed with the Securities and Exchange Commission and in the other public statements made by us. If any of the following risks actually occur, our business, financial condition and results of operations may suffer. As a result, you could lose part or all of your investment.

Our substantial funding needs in connection with our development projects, our current expansion projects and other capital-intensive projects will require us to raise substantial amounts of money from outside sources.

We are currently engaged in and have planned expansions and development projects that will require substantial amounts of capital. We are currently constructing two new facilities, expanding three existing facilities and have several regional development projects with a total expected cost of over $1.7 billion. In addition, our proposed Atlantic City development is expected to cost an additional $1.5 billion. We may also consider additional small- and large-scale projects as opportunities present themselves. Accordingly, we expect that the total cost of our development and expansion projects over the next several years will be several billion dollars. While we will endeavor to stage development and construction of these projects over several years, our proposed projects could strain our financial resources.

The capital required for these projects will exceed our currently available cash and borrowing resources. Our ability to complete these projects depends on our ability to raise substantial funds from outside sources. We expect to seek to obtain funding through bank financing and/or debt or equity financing in the capital markets. We intend to access the capital markets when we have a need for such capital, taking into consideration market conditions, though we cannot assure that we will be able to raise additional funds in a timely manner, on acceptable terms or at all. If we obtain additional funds by issuing equity securities or securities convertible into equity securities, dilution to stockholders may occur. In addition, preferred stock could be issued in the future without stockholder approval and the terms of the preferred stock could include dividend, liquidation, conversion, voting and other rights that are more favorable than the rights of the holders of our common stock. As we seek financing for our development projects, we will be subject to the risks of rising interest rates and other factors affecting the financial markets. Our ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by our financial condition or other factors, such as our credit rating or outlook, at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions and contingencies and uncertainties that are beyond our control. Inability to access the capital markets may force us to adopt one or more alternatives, such as reducing or delaying planned development and expansion projects, selling assets, restructuring or modifying debt, or obtaining additional equity financing. This may impair our growth and materially and adversely affect our financial condition, results of operations and cash flow and the per share trading price of our common stock.

Insufficient revenue generated from our new developments and acquired properties and/or lower than expected results from the opening of our new facilities may negatively impact the market for our securities.

We cannot assure you that, once completed, the revenues generated from our new developments and acquired properties will be sufficient to pay related expenses; or, even if revenues are sufficient to pay expenses, that the new developments and acquired properties will yield an adequate return on our significant investments. Our projects may take significantly longer than we expect to generate returns, if any.

Moreover, lower than expected results from the opening of a new facility may negatively impact us and the market for our securities and may make it more difficult for these facilities to become profitable. We are currently constructing or developing several new facilities, with our Lumiere Place facility in downtown St. Louis scheduled to be open in late 2007.

Many factors could prevent us from completing our construction and development projects as planned, including the escalation of construction costs beyond increments anticipated in our construction budgets.

Construction and development/expansion projects for our properties entail significant risks including:

•	shortages of materials, including slot machines or other gaming equipment;

•	shortages of skilled labor or work stoppages;

•	unforeseen construction scheduling, engineering, excavation, environmental or geological problems;

•	natural disasters, hurricanes, weather interference, floods, fires, earthquakes or other casualty losses or delays;

•	unanticipated cost increases or delays in completing the projects;

•	delays in obtaining or inability to obtain or maintain necessary licenses or permits;

•	changes to plans or specifications;

•	disputes with contractors;

•	construction at our existing properties, which could disrupt our operations; and

•	remediation of environmental contamination at some of our proposed construction sites, which may prove more difficult or expensive than anticipated in our construction budgets.

Recent increases in the cost of raw materials for construction, driven by worldwide demand, may cause price increases beyond those anticipated in the budgets for our development projects. Furthermore, the cost of construction in areas of the Gulf Coast that were affected by the hurricanes may rise due to demand for construction material and labor in such locales. Any shortages in materials or labor in such areas could prolong the construction period and increase the cost of our development projects in that area.

We cannot assure you that any project will be completed on time or within established budgets. Significant delays or cost overruns on our construction projects could significantly reduce any return on our investment in these projects and adversely affect our earnings and financial resources. Construction of our development projects exposes us to risks of cost overruns due to typical construction uncertainties associated with any project or changes in the design, plans or concepts of such projects. For these and other reasons, construction costs may exceed the estimated cost of completion notwithstanding any guaranteed maximum price construction contracts we may enter into.

Development of our Atlantic City development site presents many risks, and we may not realize the financial and strategic goals that are contemplated from the development.

On November 17, 2006, we completed our purchase of the entities that own the Atlantic City development site, and additional related real estate, for approximately $275 million. The land acquired comprises approximately 18 contiguous acres in Atlantic City, with extensive frontage on The Boardwalk, Brighton Park and Pacific Avenue. We plan to demolish the existing structures and design and build an entirely new casino-hotel on the site, which is intended to be among the largest and most spectacular resorts in the region. While we have not yet determined the scope or overall design of the new project, we estimate that the cost of the new casino-hotel, including the purchase price to acquire the Atlantic City development site, is likely to be approximately $1.775 billion.

The risks we may face in our Atlantic City development include:

•	Following development of the Atlantic City development site, we will face significant competition in the Atlantic City market, even relative to the competition we face in other markets. Casinos planned for Pennsylvania and New York, and legalization or expansion of gaming in other nearby jurisdictions, could provide additional competition for casinos in Atlantic City.

•	Our development of the Atlantic City development site would be of a larger scale than any we have undertaken, and would be subject to significant risks and contingencies, including those relating to construction and financing. We may not complete the development on time or within budget, which could exacerbate the risks associated with such development.

•	Completion of the Atlantic City development would likely involve the incurrence of substantial amounts of additional indebtedness, which will increase the risks associated with our current level of indebtedness. Until the development is complete, a process that is estimated to take more than four years, the casino would not generate revenue. Accordingly, during construction we will incur substantial amounts of indebtedness for the development without additional revenue to contribute to the servicing of such indebtedness until the new facility opens.

•	If we complete the development, the results of operations at our new Atlantic City casino may not meet our expectations.

•	GB Holdings, Inc., a minority shareholder of Atlantic Coast Entertainment Holdings, Inc., the entity from which we acquired ACE Gaming, LLC, the entity that owns the Sands Hotel and Casino site, is currently involved in a bankruptcy proceeding. Creditors and equity holders of GB Holdings previously stated their intention to challenge transactions that occurred in July 2004, which, among other things, resulted in the transfer of the Sands Hotel and Casino to ACE Gaming on the basis, among other grounds, that the 2004 transaction was a fraudulent conveyance. In pursuing such a claim, such creditors and equity holders could seek to unwind the 2004 transaction, recover the assets transferred in the 2004 transaction (including the Sands Hotel and Casino) or recover damages. In December 2006, the creditors and certain equity holders agreed to a settlement and plan of liquidation that may resolve these issues, and the bankruptcy court approved a disclosure statement related to such settlement and plan of liquidation and the submission of such plan to the creditors and equity holders of GB Holdings for their approval. However, we cannot assure you that this settlement and plan of liquidation will be approved by the creditors and equity holders of GB Holdings. If such approval is not obtained, we cannot assure you that these issues will be resolved and, if these issues are not resolved, that claims will not be brought against us. The selling parties in the Sands acquisition have agreed to indemnify us in the event such an action is filed, and a portion of the purchase price is being held in escrow pending settlement of such actions. However, an adverse outcome in such an action could adversely affect us. In addition, the potential claims of the GB interest holders could cause delays in the development of the Atlantic City development site or impede the financing of such development.

The gaming industry is very competitive and increased competition, including by Native American gaming facilities, could adversely affect our profitability.

We face significant competition in all of the markets in which we operate. This competition will intensify if new gaming operations enter our markets or existing competitors expand their operations. For example, the recent opening of a new resort-casino in French Lick, Indiana could provide additional competition for our Belterra Casino Resort in Indiana. In addition, several of our properties are located in jurisdictions that restrict gaming to certain areas and/or are adjacent to states that currently prohibit or restrict gaming operations. Economic difficulties faced by state governments could lead to intensified political pressures for the legalization of gaming in jurisdictions where it is currently prohibited. The legalization of gaming in such jurisdictions could be an expansion opportunity for us or a significant threat to us, depending on where the legalization occurs and our ability to capitalize on it. The legalization or authorization of gaming within or near a geographic market area in which any of our properties is located could make it harder for us to attract customers and therefore adversely affect our business and operating results. In particular, our ability to attract customers would be significantly affected by the legalization or expansion of gaming in Texas, Ohio, Kentucky, Arkansas, Oklahoma, California, Pennsylvania or New York and the development or expansion of Native American casinos in our markets.

In the past, legislation to legalize or expand gaming has been introduced in some of these jurisdictions and federal law favors the expansion of Native American gaming. In 2006, legislation to add over 30,000 slot machines at seven racetracks in Ohio was rejected by the voters of Ohio. There are also current proposals to add table games at racetracks in West Virginia and slot machines at racetracks in Indiana. We expect similar proposals will be made in the future in various states and we cannot assure you that such proposals will not be successful.

Even in gaming markets where the state governments do not choose to increase the maximum number of gaming licenses available, we face the risk that existing casino licensees will expand their operations and the risk that Native American gaming will continue to grow. Furthermore, Native American gaming facilities frequently operate under regulatory requirements and tax environments that are less stringent than those imposed on state licensed casinos, which could provide them with a competitive advantage.

Many of our competitors are larger and have substantially greater name recognition, marketing resources and access to lower cost sources of financing than we do. Moreover, consolidation of companies in the gaming industry could increase the concentration of large gaming companies in the markets in which we operate. This may result in our competitors having even greater resources, name recognition and licensing prospects than such competitors currently enjoy. As we develop our Atlantic City project, we will face significant competition in the Atlantic City market, even relative to the competition we face in other markets. Recently, the Pennsylvania gaming authorities granted licenses for five slots-only casinos throughout the state, in addition to slot machines now being permitted at racetracks in that state. These planned casinos, as well as potential casinos that could be built in New York, could provide additional competition for casinos in Atlantic City.

We face competition from racetracks that offer slot machines on their properties. We also compete with other forms of legalized gaming and entertainment such as online computer gambling, bingo, pull tab games, card parlors, sports books, pari-mutuel or telephonic betting on horse and dog racing, state sponsored lotteries, video lottery terminals, video poker terminals and, in the future, may compete with gaming at other venues. Furthermore, increases in the popularity of, and competition from, internet lotteries and other account wagering gaming services, which allow their customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could divert customers from our properties and thus adversely affect our business.

We may not meet the conditions for the maintenance of the licenses associated with the Louisiana entities that we plan to utilize for our Sugarcane Bay and Baton Rouge projects and we may not reach agreements with respect to the land to be acquired for the Sugarcane Bay project.

Recently, we completed the acquisition from Harrah’s Entertainment, Inc. of two entities that own certain Lake Charles, Louisiana gaming assets, including two riverboat casinos and related gaming licenses. One of these licenses will be used in connection with our planned Sugarcane Bay facility and we have proposed to use the other licensed entity for a development project in Baton Rouge, Louisiana. Both licenses contain numerous conditions set by the Louisiana Gaming Control Board, or LGCB, including development of Sugarcane Bay on the site adjacent to L’Auberge du Lac which, if not satisfied, could result in forfeiture of the license unless the LGCB would agree to any required changes. While we expect to fulfill all conditions set by the LGCB, we cannot assure you that we will be able to do so.

We are currently negotiating the terms of a lease for 146 acres of land with Lake Charles Harbor & Terminal District and the purchase of an additional 50 acres of land from the same party. The land is located adjacent to our L’Auberge du Lac facility and we intend to use such land for the development of our Sugarcane Bay facility. We cannot assure you that we will be able to enter into a lease or purchase the land on terms favorable to us or at all.

Inability to enter into a lease, purchase the land or forfeiture of one or both licenses could adversely affect our plans for the Louisiana gaming market.

Our present indebtedness and projected future borrowings could have adverse consequences to us; future cash flows may not be sufficient to meet our obligations and we might have difficulty obtaining additional financing; we may experience adverse effects due to interest rate and exchange rate fluctuations.

In November 2006, we amended our credit facility to increase the overall facility by $250 million to $1 billion, among other things. As of September 30, 2006, after giving effect to our additional borrowings upon the closing of the amendment to our credit facility, we had total indebtedness of approximately $772.4 million (including outstanding indebtedness under our credit facility, our 8.25% senior subordinated notes due 2012, our 8.75% senior subordinated notes due 2013 and other debt and the additional borrowing under our amended credit facility on November 17, 2006). In addition, our credit facility, as amended in November 2006, provides for a $625.0 million revolving credit facility (under which $499.2 million was undrawn and available as of September 30, 2006 after giving effect to our additional borrowings upon the closing of the amendment to our credit facility on November 17, 2006) and $100 million in additional term loans, to which we expect to have access, subject to the satisfaction of customary conditions to borrowing and satisfaction of certain financial ratios in our indentures. Our substantial development plans for capital-intensive projects will require us to borrow significant amounts under our credit facility and to incur substantial additional indebtedness.

While we believe that we have sufficient cash and cash-generating resources to meet our debt service obligations during the next twelve months, we cannot assure you that in the future we will generate sufficient cash flow from operations or through asset sales to meet our long-term debt service obligations. Our present indebtedness and projected future borrowings could have important adverse consequences to us, such as:

•	limiting our ability to obtain additional financing without restructuring the covenants in our existing indebtedness to permit the incurrence of such financing;

•	requiring a substantial portion of our cash flow to be used for payments on the debt and related interest, thereby reducing our ability to use cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•	incurring higher interest expense in the event of increases in interest rates on our borrowings which have variable interest rates;

•	limiting our ability to make investments, dispose of assets or pay cash dividends;

•	heightening our vulnerability to downturns in our business or our industry or the general economy and restricting us from making improvements or acquisitions, or exploring business opportunities;

•	restricting our activities compared to those of competitors with less debt or greater resources; and

•	subjecting us to financial and other restrictive covenants in our indebtedness, with which a failure to comply could result in an event of default.

If we fail to generate sufficient cash flow from future operations to meet our debt service obligations, we may need to refinance all or a portion of our debt, on or before maturity. In such circumstances, we cannot assure you that we will be able to refinance any of our debt, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the various agreements governing our debt. Our future operating performance and our ability to service or refinance the senior subordinated notes and our other debt and to service, extend or refinance our credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Our borrowings under our credit facility are at variable rates of interest, and to the extent not protected with interest rate hedges, could expose us to market risk from adverse changes in interest rates. If interest rates increase, our debt service obligations on the variable rate indebtedness could increase significantly even though the amount borrowed would remain the same. Additionally, our operation of Casino Magic Argentina exposes us to foreign exchange rate risk from adverse changes in the exchange rate of the dollar to the Argentine Peso.

The terms of our credit facility and the indentures governing our subordinated indebtedness impose operating and financial restrictions on us.

Our credit facility and the indentures governing our 8.25% notes and our 8.75% notes impose various customary covenants on us and our subsidiaries, including among others, reporting covenants, incurrence covenants, covenants restricting our ability to make certain investments or other restricted payments, covenants to maintain insurance and comply with laws, covenants to maintain properties and other covenants customary in senior credit financings and indentures. In addition, our credit facility requires that we comply with various financial covenants, including an interest coverage and debt to operating cash flow ratio, and capital spending limits. Our ability to comply with these provisions may be affected by general economic conditions, industry conditions, and other events beyond our control, including delay in the completion of new projects under construction. As a result, we cannot assure you that we will be able to comply with these covenants. Our failure to comply with the covenants contained in the instruments governing our indebtedness could result in an event of default, which could materially and adversely affect our operating results and our financial condition.

Damage and closures caused by Hurricanes Katrina and Rita in the New Orleans and Lake Charles areas make our future operating results at Boomtown New Orleans and L’Auberge du Lac less predictable and we expect operating results and margins at our Boomtown New Orleans facility to compare negatively to the results of immediate post-hurricane periods.

The damage caused by the hurricanes to the communities surrounding our New Orleans and Lake Charles properties, including damage to roads, utilities and residential and commercial buildings could adversely affect the local gaming markets. Some of our competitors may choose to exit the hurricane damaged areas or reenter such markets on a more grand scale and rebuild their facilities with significant capital investments. Although operations at our facilities have resumed in New Orleans and Lake Charles, the rebuilding decisions of our competitors in those areas and damage to the local infrastructure near Boomtown New Orleans and L’Auberge du Lac make future operating results at such facilities less predictable. We expect operating results and margins of our Boomtown New Orleans facility to compare negatively during the next several quarters with the operating results and margins of the immediate post-hurricane periods as competing Mississippi Gulf Coast casino facilities have reopened in the interim.

Issues with respect to our insurance policies could affect our recovery of further insurance proceeds associated with the 2005 hurricane damage and related business interruption.

We are currently in litigation with several excess insurance providers regarding our right to recover further insurance proceeds from the damage to Casino Magic Biloxi, which was closed as a result of Hurricane Katrina and which we now have sold. On April 11, 2006, we filed a claim for $346.5 million for property damage and business interruption incurred at the Casino Magic Biloxi site as a result of Hurricane Katrina. Net of our insurance deductible, such claim would be approximately $340 million. We have received $100 million through December 31, 2006, in advances towards our insurance claim and there is pending litigation regarding our right to recover further insurance proceeds with respect to our claim. There can be no assurances that we will be fully compensated for all losses sustained due to the closure of the Biloxi facility or that we will be paid on a timely basis.

Recent natural disasters have made it difficult for us to obtain similar levels of Weather Catastrophe Occurrence, Flood and Earthquake insurance coverage for our properties compared to our previous coverage.

Because of significant loss experience caused by hurricanes and other natural disasters over the last several years, a number of insurance companies have stopped writing insurance in Class 1 hurricane areas (including

Louisiana and Mississippi), while others have significantly limited the amount of coverage they will write in these markets and have dramatically increased the premiums charged for this coverage. As a result, our policy limits for Weather Catastrophe Occurrences as well as other losses are significantly less than the policy limits we had during the 2005 hurricane season when our Biloxi casino was destroyed and when our properties in New Orleans and Lake Charles also sustained damage. During that period, our aggregate Weather Catastrophe coverage per occurrence was $400 million. Effective April 1, 2006, our Weather Catastrophe coverage is limited to $100 million per occurrence, with a $10 million deductible and a $15 million self-insured tier. Above this $100 million limit, we have an additional $300 million of coverage per occurrence, excluding Weather Catastrophe Occurrences. If any of our properties suffer a Weather Catastrophe Occurrence, any damages in excess of the coverage limits will likely be borne by us.

We operate in a highly taxed industry and may be subject to higher taxes in the future.

In virtually all gaming jurisdictions, state and local governments raise considerable revenues from taxes based on casino revenues and operations. We also pay property taxes, sales taxes, payroll taxes, franchise taxes and income taxes.

Our profitability depends on generating enough revenues to pay gaming taxes and other largely variable expenses, such as payroll and marketing, as well as largely fixed expenses, such as our property taxes and interest expense. From time to time, state and local governments have increased gaming taxes and such increases can significantly impact the profitability of gaming operations. We cannot assure you that legislatures in jurisdictions in which we operate, or the Federal government, will not enact legislation that increases gaming tax rates. Such increases, if adopted, could have a material adverse effect on our business, financial condition and results of operation.

We could lose the right to pursue the St. Louis City and St. Louis County projects if we fail to meet the conditions imposed by the Missouri Gaming Commission.

We have entered into a redevelopment agreement with the City of St. Louis and a lease and development agreement with St. Louis County with respect to the two St. Louis casinos and mixed-use facilities. However, we cannot assure you that we will complete the projects. The City of St. Louis may terminate the redevelopment agreement and St. Louis County may terminate the St. Louis County lease and development agreement under certain instances. Under both the City of St. Louis redevelopment agreement and the St. Louis County lease and development agreement, if we fail to complete the applicable project in accordance with the terms of the applicable agreement, we will owe monetary penalties and liquidated damages.

In September 2004, one of our subsidiaries was selected by the Missouri Gaming Commission to proceed for licensing for the operation of the casinos to be developed in the City of St. Louis and St. Louis County. The issuance of the operating licenses is subject to, among other requirements, (i) the completion of construction of the facilities and obtaining permits and the necessary land for construction of a road for access to the St. Louis County facilities by certain completion dates, (ii) maintaining an interest coverage ratio (as defined by the Missouri Gaming Commission) of at least 2.0x, (iii) compliance with the statutory requirements regarding riverboat gaming, including the requirement that each casino is located within 1,000 feet of the Missouri River or the Mississippi River and (iv) the suitability of Pinnacle and its key persons as defined by Missouri law. The issuance of the operating licenses is in the discretion of the Missouri Gaming Commission. Although our subsidiary was selected by the Missouri Gaming Commission to proceed for licensing, we cannot assure you that the licenses will ultimately be granted. We have invested a significant amount of capital in these projects, which may be lost or difficult to recoup in the event that the licenses are not ultimately granted to us by the Missouri Gaming Commission.

Our industry is highly regulated, which makes us dependent on obtaining and maintaining gaming licenses and subjects us to potentially significant fines and penalties.

The ownership, management and operation of gaming facilities is subject to extensive state and local regulation. The rules and regulations of the states and local jurisdictions in which we and our subsidiaries conduct gaming operations require us to hold various licenses, registrations, permits and approvals and to obtain findings of suitability. The various regulatory authorities, including the Indiana Gaming Commission, the Louisiana Gaming Control Board, the Missouri Gaming Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission, and the New Jersey Casino Control Commission, may, among other things, limit, condition, suspend, revoke or fail to renew a license to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries for any cause deemed reasonable by such licensing authorities. Substantial fines or forfeitures of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved.

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming facilities. However, we cannot assure you that we will be able to obtain any new licenses, registrations, permits, approvals and findings of suitability that may be required in the future or that existing ones will be renewed or will not be suspended or revoked. Any expansion of our gaming operations in our existing jurisdictions or into new jurisdictions will require various additional licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly and has no assurance of success.

Potential changes in the regulatory environment could harm our business.

From time to time, legislators and special interest groups have proposed legislation that would restrict or prevent gaming operations. Any new restriction on or prohibition of our gaming operations could force us to curtail operations and incur significant losses.

The concentration and evolution of the slot machine manufacturing industry could impose additional costs on us.

A majority of our revenues are attributable to slot machines operated by us at our casinos. It is important, for competitive reasons, that we offer the most popular and up to date slot machine games with the latest technology to our customers. We believe that one company in particular provides a majority of all slot machines sold in the U.S.

We believe that in recent years the prices of new slot machines have escalated faster than the rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participating lease arrangements. Generally, a participating lease is substantially more expensive over the long term than the cost to purchase a new machine.

For competitive reasons, we may be forced to purchase new slot machines or enter into participating lease arrangements that are more expensive than our current costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participating lease costs, it could hurt our profitability.

Adverse weather conditions, highway construction, gasoline shortages, and other factors affecting our facilities and the areas in which we operate could make it more difficult for potential customers to travel to our properties and deter customers from visiting our properties.

Our continued success depends upon our ability to draw customers from each of the geographic markets in which we operate. Adverse weather conditions or highway construction can deter our customers from traveling to our facilities or make it difficult for them to frequent our properties. In addition, gasoline shortages or fuel price increases in regions that constitute a significant source of customers for our properties could make it more difficult for potential customers to travel to our properties and deter customers from visiting our properties.

Our dockside gaming facilities in Indiana and Louisiana, as well as any additional riverboat or dockside casino properties that might be developed or acquired, are also subject to risks, in addition to those associated with land-based casinos, that could disrupt our operations. Although none of our vessels leave their moorings in normal operations, there are risks associated with the movement or mooring of vessels on waterways, including risks of casualty due to river turbulence, flooding, collisions with other vessels and severe weather conditions.

Our results of operations and financial condition could be materially adversely affected by the occurrence of natural disasters, such as hurricanes, or other catastrophic events, including war and terrorism.

Natural disasters such as major hurricanes, floods, fires and earthquakes could adversely impact our business and operating results. Hurricanes are common to the areas in which our Louisiana properties are located and the severity of such natural disasters is unpredictable. In 2005, Hurricanes Katrina and Rita caused significant damage in the Gulf Coast region. Our Boomtown New Orleans casino was forced to close for 34 days as a result of Hurricane Katrina. Hurricane Rita caused significant damage in the Lake Charles, Louisiana area and forced our L’Auberge du Lac resort to close for 16 days in addition to causing physical damage. We cannot currently predict the long-term impact that the recent hurricanes or any future natural disasters will have on our ability to maintain our customer base or to sustain our business activities.

Catastrophic events such as terrorist and war activities in the United States and elsewhere have had a negative impact on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. We cannot predict the extent to which such events may affect us, directly or indirectly, in the future. We also cannot assure you that we will be able to obtain any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts. If there is a prolonged disruption at our properties due to natural disasters, terrorist attacks or other catastrophic events, or if several of our properties simultaneously experience such events, our results of operations and financial condition could be materially adversely affected.

The loss of management and other key personnel could significantly harm our business.

Our continued success and our ability to maintain our competitive position is largely dependent upon, among other things, the efforts and skills of our senior management team, including Daniel R. Lee, our Chairman of the Board and Chief Executive Officer. Although we have entered into an employment agreement with Mr. Lee and certain of our other senior managers, we cannot guarantee that these individuals will remain with us. If we lose the services of any members of our management team or other key personnel, our business may be significantly impaired. We cannot assure you that we will be able to retain our existing senior management personnel or attract additional qualified senior management personnel.

In addition, our officers, directors and key employees also are required to file applications with the gaming authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these gaming authorities. If the gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications. Either result could significantly impair our gaming operations.

We experience seasonal fluctuations that significantly impact our quarterly operating results.

We experience significant fluctuations in our quarterly operating results due to seasonality and other factors. Historically, the summer months are our strongest period and the winter months are our slowest period.

We are subject to litigation which, if adversely determined, could cause us to incur substantial losses.

We are, from time to time, during the normal course of operating our businesses, subject to various litigation claims and legal disputes. Some of the litigation claims may not be covered under our insurance policies or our insurance carriers may seek to deny coverage. As a result, we might be required to incur significant legal fees, which may have a material adverse impact on our financial position. In addition, because we cannot predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

We face environmental and archaeological regulation of our real estate.

Our business is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with such laws could result in the imposition of severe penalties or restrictions on our operations by government agencies or courts of law or the incurrence of significant costs of remediation of hazardous materials. A material fine or penalty, severe operational or development restriction, or imposition of material remediation costs could adversely affect our business.

In addition, the locations of our current or future developments may coincide with sites containing archaeologically significant artifacts, such as Native American remains and artifacts. Federal, state and local governmental regulations relating to the protection of such sites may require us to modify, delay or cancel construction projects at significant cost to us.

Economic and political conditions, including slowdowns in the economy, and other factors affecting discretionary consumer spending may harm our operating results.

The strength and profitability of our business depends on consumer demand for hotel casino resorts and gaming in general and for the type of amenities we offer. A general downturn in economic conditions, changes in consumer preferences or other factors affecting discretionary consumer spending, including general or regional economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, could harm our business. An extended period of reduced discretionary spending and/or disruptions or declines in travel could significantly harm our operations.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: January 8, 2007	By:	/s/ JOHN A. GODFREY
John A. Godfrey
Executive Vice President, General Counsel and Secretary